Exhibit 12.1
Digital Realty Trust, Inc. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Income from continuing operations before noncontrolling interests	$113,277	$260,322	$301,591	$203,415	$320,449	$216,047	$162,126
Interest expense	117,170	91,580	201,435	191,085	189,399	157,108	149,350
Interest within rental expense (1)	13,947	2,989	8,208	5,393	7,687	3,410	2,847
Noncontrolling interests in consolidated joint ventures	(233)	(225)	(460)	(465)	(595)	444	324
Earnings available to cover fixed charges	$244,161	$354,666	$510,774	$399,428	$516,940	$377,009	$314,647
Fixed charges:
Interest expense	$117,170	$91,580	$201,435	$191,085	$189,399	$157,108	$149,350
Interest within rental expense (1)	13,947	2,989	8,208	5,393	7,687	3,410	2,847
Capitalized interest	7,697	7,501	12,851	20,373	26,277	21,456	17,905
Total fixed charges	138,814	102,070	222,494	216,851	223,363	181,974	170,102
Preferred stock dividends	44,848	36,911	79,423	67,465	42,905	38,672	25,397
Fixed charges and preferred stock dividends	$183,662	$138,981	$301,917	$284,316	$266,268	$220,646	$195,499
Ratio of earnings to fixed charges	1.76	3.47	2.30	1.84	2.31	2.07	1.85
Ratio of earnings to fixed charges and preferred stock dividends	1.33	2.55	1.69	1.40	1.94	1.71	1.61

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).

Digital Realty Trust, L.P. and Subsidiaries
Statement of Computation of Ratios
(in thousands, except ratios)

	Six Months Ended June 30,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Income from continuing operations before noncontrolling interests	$113,277	$260,322	$300,226	$203,415	$320,449	$216,047	$162,126
Interest expense	117,170	91,580	202,800	191,085	189,399	157,108	149,350
Interest within rental expense (1)	13,947	2,989	8,208	5,393	7,687	3,410	2,847
Noncontrolling interests in consolidated joint ventures	(233)	(225)	(460)	(465)	(595)	444	324
Earnings available to cover fixed charges	$244,161	$354,666	$510,774	$399,428	$516,940	$377,009	$314,647
Fixed charges:
Interest expense	$117,170	$91,580	$202,800	$191,085	$189,399	$157,108	$149,350
Interest within rental expense (1)	13,947	2,989	8,208	5,393	7,687	3,410	2,847
Capitalized interest	7,697	7,501	12,851	20,373	26,277	21,456	17,905
Total fixed charges	138,814	102,070	223,859	216,851	223,363	181,974	170,102
Preferred unit distributions	44,848	36,911	79,423	67,465	42,905	38,672	25,397
Fixed charges and preferred unit distributions	$183,662	$138,981	$303,282	$284,316	$266,268	$220,646	$195,499
Ratio of earnings to fixed charges	1.76	3.47	2.28	1.84	2.31	2.07	1.85
Ratio of earnings to fixed charges and preferred unit distributions	1.33	2.55	1.68	1.40	1.94	1.71	1.61

(1)	Interest within rental expense represents one-third of rental expense (the approximate portion of rental expense representing interest).